Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-255877 and 811-23299) on Form N-2 of OFS Credit Company, Inc. of our reports dated December 14, 2021, with respect to the financial statements and financial highlights, and dated December 16, 2021, with respect to the senior securities table, which reports appear herein.

/s/ KPMG LLP
Chicago, Illinois
December 16, 2021